Exhibit 99.1

News Release
 FOR IMMEDIATE RELEASE
 DECEMBER 31, 2015

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
FINAL TENDER RESULTS
OKLAHOMA CITY, December 31, 2015 - Chesapeake Energy Corporation (NYSE:CHK) today announced the final results of its private offers to exchange (the “Exchange Offers”) new 8.00% Senior Secured Second Lien Notes due 2022 (the “Second Lien Notes”) for certain outstanding senior unsecured notes listed in the table below (the “Existing Notes”). As of 11:59 p.m., New York City time, on December 30, 2015 (the “Expiration Date”), approximately $3.8 billion aggregate principal amount, or approximately 41.5%, of Existing Notes had been validly tendered and not validly withdrawn. The following table sets forth the approximate aggregate principal amounts of each series of Existing Notes that were validly tendered and not validly withdrawn on or prior to the Expiration Date.

Title of Series	Aggregate Principal Amount Outstanding Prior to Exchange Offers (in millions)	Acceptance Priority Level	Approximate Aggregate Principal Amount of Existing Notes Tendered (in millions)
6.25% euro-denominated senior notes due 2017	$ 378.1(1)	1	$ 46.2(1)
6.5% senior notes due 2017	$ 660.4	2	$207.3
7.25% senior notes due 2018	$ 668.6	3	$131.0
Floating rate senior notes due 2019	$1,500.0	4	$395.7
6.625% senior notes due 2020	$1,300.0	5	$477.9
6.875% senior notes due 2020	$ 500.0	5	$195.8
6.125% senior notes due 2021	$1,000.0	6	$410.7
5.375% senior notes due 2021	$ 700.0	6	$413.8
4.875% senior notes due 2022	$1,500.0	6	$860.8
5.75% senior notes due 2023	$1,100.0	6	$715.6

(1)	Based on the exchange ratio of $1.0986 to €1.00 as of 5:00 p.m., New York City time, on December 11, 2015, as set forth by the Bloomberg EURUSD Spot Exchange Rate.

The settlement date for Existing Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on December 18, 2015 (the “Early Tender Date”) occurred on December 23, 2015. Today, the Company will issue approximately $13.4 million aggregate principal amount of additional Second Lien Notes for Existing Notes validly tendered after the Early Tender Date and prior to the Expiration Date in exchange for such Existing Notes.

The Company will also make a cash payment equal to the accrued and unpaid interest on such Existing Notes accepted for exchange from the applicable latest interest payment date to, but not including, today. Interest on the Second Lien Notes is accruing from the date of first issuance of Second Lien Notes on December 23, 2015.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

As previously disclosed in the Company’s Current Report on Form 8-K filed December 2, 2015, following the completion of the Exchange Offers, the Company may repurchase its outstanding senior notes through privately negotiated transactions or otherwise.

The Exchange Offers were only made, and the offering memorandum and other documents relating to the Exchange Offers were only distributed to, holders who completed and returned an eligibility form confirming that they are (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (“Securities Act”), or (ii) outside the United States and persons other than “U.S. persons” as defined in Rule 902 under the Securities Act (such persons, “Eligible Holders”). The Company made the Exchange Offers only to Eligible Holders through, and pursuant to, the terms of the confidential offering memorandum and related letter of transmittal, as amended by the increased maximum exchange amount and the extended Early Tender Date, each as described more fully in the Company’s current report on Form 8-K filed with the SEC on December 16, 2015.

This press release is for informational purposes only. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities to be offered have not been registered under the Securities Act or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Chesapeake Energy Corporation
Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 12th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns marketing and compression businesses.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events, including the timing of the settlement and the size of the Exchange Offers. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, Chesapeake can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties, including the satisfaction of conditions precedent to completing the Exchange Offers, the ability to consummate any or all of the Exchange Offers and those described under "Risk Factors” in Item 1A of our annual report on Form 10-K and in our current report on Form 8-K filed on December 2, 2015 (available at http://www.chk.com/investors/sec-filings). We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information, except as required by applicable law.

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